ARTICLES OF INCORPORATION
                   OF P.L.D.F.E.T., INC.


     KNOW ALL MEN BY THESE PRESENTS: That the undersigned,
James A. Sanford, proposes to form a corporation under the laws of the State of Washington, and in pursuance there of does hereby sign and acknowledge the following Articles of Incorporation, in triplicate originals, and states as follows:

                        ARTICLE I.

The name of the corporation shall be P.L.D.F.E.T., INC.

                        ARTICLE II.

     The general nature of the business of the corporation and the objects purposes proposed to be transacted, promoted and carried on by it, are as follows:

     (1) To acquire personnel and assets both real and personal, tangible and intangible, whether in existence or remainder, including leases, rights, patents, trademarks, copyrights, software and entrepreneurial pursuits of all types and descriptions, and incidental thereto to import, export, produce, market, deal in all types of goods wares, products, properties, and other things of value, including but not limited to engage in consultation and advice as a business development corporation.

     (2) To manufacture, buy, sell, deal in, and to export and import, conduct and carry on the business of manufacturing merchandise of every class and description.

     (3) To purchase or otherwise acquire, so far as permitted by law, the whole or any part of the undertaking and business of any person, firm or corporation engaged in a business of the same organized, and the property and liability, including the same good will, assets and stock in trade thereof, and to pay for the same either in cash or in shares, or partly in cash and partly in shares.

     (4) To purchase or otherwise acquire, and to hold, maintain, work, develop, sell, lease, exchange, hire, convey, mortgage or otherwise dispose of and deal in, lands and leaseholds, and any personal or mixed property, and any franchises, rights, business or privileges necessary, convenient and appropriate for any of the purposes herein expressed.

          ARTICLES OF INCORPORATION   PAGE 1.

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     (5)     To acquire by purchase, subscription, or
otherwise, and to hold for investment or otherwise deal with or dispose of stocks, bonds, or any obligations or securities of any corporation or corporations; and to merge or consolidate with any corporation in such manner as may be provided by law.

     (6) To borrow money, and to make and issue notes, bonds, debentures, obligations and evidence of indebtedness of all limit as to amount, except as may be prohibited by statute, and to secure to same by mortgage, pledge or otherwise, and generally to make and perform agreements and contracts of every kind and description.

     (7) To conduct and carry on its business, or any part thereof, and to have one or more officers, and to exercise all or any of its corporate powers and rights in the State of Washington, and in the various states, territories, colonies, and dependencies of the United States, in the District of Columbia, and in all or any foreign countries of country.

     (8) To do all and everything necessary, suitable and proper for the accomplishment of any other purposes, or the attainment of any of the objects, or the furtherance of any of the powers hereinabove set forth, either alone or in association with other corporations, firms or individuals, and to do every act or acts, or connected with the aforesaid business or powers, or any part or parts thereof; PROVIDED, the same be not inconsistent with the laws which this corporation is organized.

     (9) To have such powers as are conferred upon corporations under the laws of this State.


                      ARTICLE III.

     The corporation is to have perpetual existence

                       ARTICLE IV.

     The registered office of the corporation is located at 850 Alder #4 P.O. Box 3198 Blaine WA 98231-3198 the register agent at that address shall be James A. Sanford.

                       ARTICLE V.

     The authorized capital stock of the corporation shall be Fifty Thousand Dollars (50,000.00), consisting of fifty million (50,000,000) shares of common stock having a par value of one cent ($0.001) each.

           ARTICLES OF INCORPORATION PAGE 2.

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                      ARTICLE VI.
	The amount of pain-in capital with which this corporation will begin business is the sum of Five Hundred
Dollars ($500.00) and this corporation will not commence business until consideration of at least Five Hundred
Dollars ($500.00) has been received for the issuance of shares of the capital stock.

                      ARTICLE VII.

     The management of this corporation shall be vested in a Board of Directors; the number of directors shall be not less than one (1), nor more than nine (9); and the number qualifications, terms of office, manner of election, time and place of meeting, and powers and duties of the directors shall be such as are prescribed by the B-laws of the corporation.

                      ARTICLE VIII.

     The authority to make By-Laws for the corporation is hereby expressly vested in the Board of Directors of this corporation, subject to the power of the shareholders to change or repeal such By-Laws. The Board of Directors shall not make or alter any By-Law fixing their qualifications, classifications, terms of office or compensation.


                      ARTICLE IX.

     The corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and subject to this reservation.


                      ARTICLE X.

     The names and post office addresses of the directors who shall first manage the affairs of the corporation until April 1, 1997 are as follows:

                   James A. Sanford
                     P.O. Box 529
                     850 Alder #4
                  Blaine WA 98231-529



           ARTICLES OF INCORPORATION PAGE 3.

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                     ARTICLE XI.

The name and post office address of the incorporator of the corporation is :
                     James A. Sanford
                     P.O. Box 529
                     850 Alder #4
                     Blaine WA 98231-529

IN WITNESS WHEREOF:


                         /s/ James A. Sanford
                         _______________________________
                         BY:   JAMES A. SANFORD
                               Incorporator





              ARTICLES OF INCORPORATION PAGE 4.